EXHIBIT 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of September 23, 2005, is entered into among HELEN OF TROY L.P., a limited partnership duly organized under the laws of the State of Texas (the “Borrower”), HELEN OF TROY LIMITED, a Bermuda company (“Limited”), the lenders party to the Credit Agreement defined below (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
BACKGROUND
A.	The Borrower, Limited, the Lenders, the Administrative Agent, the Swing Line Lender and the L/C Issuer are parties to that certain Credit Agreement, dated as of June 1, 2004, as amended by that certain First Amendment to Credit Agreement, dated as of June 29, 2004 (said Credit Agreement, as amended, the “Credit Agreement”). The terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement.

B.	The parties to the Credit Agreement desire to make certain amendments to the Credit Agreement.

C.	The Lenders, the Administrative Agent, the Swing Line Lender and the L/C Issuer hereby agree to amend the Credit Agreement, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the Borrower, Limited, the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent covenant and agree as follows:
1. AMENDMENTS.
(a)	The definition of “Capital Expenditures” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of any expenditures by such Person during such period for an asset which is properly classifiable in relevant financial statements of such Person as property, equipment or improvement, fixed assets or a similar type of tangible capital asset in accordance with GAAP; provided, however, the aggregate amount of Capital Expenditures during any period shall be reduced by the cash proceeds received by such Person from the Disposition of such assets during such period, and, provided, further, however, Capital Expenditures incurred in connection with an Acquisition will not be considered Capital Expenditures for purposes of this Agreement.

(b)	Section 1.01 of the Credit Agreement is hereby amended by adding the defined terms “Bonds” and “Project” thereto in alphabetical order to read as follows:

“Bonds” means the Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2005 (Helen of Troy L.P. Southaven, MS Project) in the maximum principal amount of $15,000,000.

“Project” means the Borrower’s warehouse and distribution facility located in Southaven, DeSoto County, Mississippi.

(c)	Section 7.01 of the Credit Agreement is hereby amended to read as follows:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)	Liens pursuant to any Loan Document;

(b)	Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)	Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Liens, or an existing pledge of a deposit, securing payment of senior debt by an Affiliate or Subsidiary to a foreign financial institution as described in the financial statements delivered pursuant to Section 5.05 or which may be disclosed from time to time by any such party; provided the Indebtedness secured by such Liens does not exceed $10,000,000 in aggregate principal amount;

(i)	Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)	Liens in favor of a Loan Party;

(k)	Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with Limited or a Subsidiary;

(l)	Liens on property existing at the time of acquisition thereof by Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(m)	Liens securing Indebtedness permitted by Section 7.03(h);

(n)	Liens existing on the Closing Date against the Investments described in Section 7.02(j); and

(o)	Liens securing Indebtedness permitted by Section 7.03(j), with the exception of Liens on property purchased with proceeds of the Bonds.
(d)	Section 7.03 of the Credit Agreement is hereby amended to read as follows:

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness outstanding on the date hereof and listed on Schedule 7.03 or permitted hereunder, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)	Guarantees by Limited or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(d)	obligations (contingent or otherwise) of Limited or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)	Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(f)	Indebtedness in respect of the Senior Notes, the Senior Notes Agreement, the Bridge Notes and the Bridge Notes Agreement;

(g)	unsecured Indebtedness not otherwise permitted to be incurred pursuant to any of clauses (a) through (f) above provided that (i) the final maturity of such Indebtedness is beyond the Maturity Date and (ii) no Default exists at the time of incurrence of any such Indebtedness or would result therefrom;

(h)	Indebtedness not to exceed $5,000,000 at any one time outstanding; provided that at the time of, and after giving effect to, the incurrence of such Indebtedness no Default shall exist;

(i)	intercompany Indebtedness (i) between Loan Parties, (ii) between Subsidiaries that are not Loan Parties or (iii) between a Loan Party and a Subsidiary that is not a Loan Party in which the net principal amount thereof, together with all other such Indebtedness between Loan Parties and Subsidiaries that are not Loan Parties, shall not exceed $25,000,000 in aggregate amount at any time outstanding; and

(j)	Indebtedness incurred with respect to the Project (other than the Bonds) in an aggregate amount not to exceed $35,000,000.
2. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, each of the Borrower and Limited represents and warrants that, as of the date hereof:
(a)	the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof as made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on such earlier date;

(b)	no event has occurred and is continuing which constitutes a Default or an Event of Default;

(c)	(i) the Borrower has full power and authority to execute and deliver this Second Amendment, (ii) Limited has full power and authority to execute and deliver this Second Amendment, (iii) this Second Amendment has been duly executed and delivered by the Borrower and Limited, and (iv) this Second Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower and Limited, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;

(d)	neither the execution, delivery and performance of this Second Amendment or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any Law or Organization Documents of the Borrower or Limited, or any indenture, agreement or other instrument to which the Borrower or Limited or any of their respective property is subject; and

(e)	no authorization, approval, consent, or other action by, notice to, or filing with, any Governmental Authority or other Person not previously obtained is required for (i) the execution, delivery or performance by the Borrower or Limited of this Second Amendment or (ii) the acknowledgment by each Guarantor of this Second Amendment.
3. CONDITIONS TO EFFECTIVENESS. This Second Amendment shall be effective upon satisfaction or completion of the following:
(a)	the Administrative Agent shall have received counterparts of this Second Amendment executed by each of the Required Lenders;

(b)	the Administrative Agent shall have received counterparts of this Second Amendment executed by the Borrower and Limited and acknowledged by each Guarantor; and

(c)	the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and its counsel, such other documents, certificates and instruments as the Administrative Agent shall reasonably require.
4. REFERENCE TO THE CREDIT AGREEMENT.
(a)	Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended hereby.

(b)	The Credit Agreement, as amended by the amendments referred to above, shall remain in full force and effect and is hereby ratified and confirmed.
5. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Second Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).
6. GUARANTOR’S ACKNOWLEDGMENT. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower and Limited of this Second Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty (i) are not released, diminished, waived, modified, impaired or affected in any manner by this Second Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under its Guaranty, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.
7. EXECUTION IN COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Second Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
8. GOVERNING LAW; BINDING EFFECT. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, provided that each party shall retain all rights arising under federal law, and shall be binding upon the parties hereto and their respective successors and assigns.
9. HEADINGS. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.
10. ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS SECOND AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, this Second Amendment is executed as of the date first set forth above.

HELEN OF TROY L.P., a Texas limited partnership

By:	HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation, General Partner

By:	/s/ Gerald J. Rubin

Gerald J. Rubin
Chairman, Chief Executive Officer and
President

HELEN OF TROY LIMITED, a Bermuda corporation

By:	/s/ Gerald J. Rubin

Gerald J. Rubin
Chairman, Chief Executive Officer and
President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Suzanne M. Paul

Suzanne M. Paul
Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer
and Swing Line Lender

By:	/s/ Gary Mingle

Gary Mingle
Senior Vice President